Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Delcath Systems, Inc. and Subsidiaries on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 25, 2020, with respect to our audits of the consolidated financial statements of Delcath Systems, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of Delcath Systems, Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 16, 2020